Exhibit 99.2
Transcript of Financial Announcement Conference Call held on April 30, 2007
MANAGEMENT DISCUSSION SECTION
Operator: Please standby, we are about to begin. Good day and thank you for joining us on Phoenix Technologies Second Fiscal Quarter 2007 Financial Results Conference Call. I’d like to remind you that this call is being recorded, and simultaneously webcast at www.phoenix.com.
Now for opening remarks and introductions, I’d like to turn the call over to Erica Mannion of Investor Relations for Phoenix Technologies. Please go ahead, Erica.
Erica Mannion, Investor Relations

Good morning and thank you for joining us to discuss Phoenix Technologies financial and operating results. With me today are Woody Hobbs, President and Chief Executive Officer; and Richard Arnold, the Executive Vice President, Strategy and Corporate Development and Chief Financial Officer.
On the call today, you may hear forward-looking statement about events and circumstances that have not yet occurred. Actual outcome and results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties. Please refer to the Company’s recent SEC filings at the SEC’s website at www.sec.gov or the Safe Harbor located in this press release for detailed discussions of the relevant risks and uncertainties. The Company undertakes no responsibility to update this information in this conference call under any circumstance. The press release distributed today that announced the Company’s results is available on our website at www.phoenix.com in the Investor Relations section under Financial Press Releases. The current report on Form 8-K furnished with respect to our press release is available on our website in the Investor Relation section under SEC filing.
Before I turn the call over to Rich Arnold, I would like to mention that during calendar Q2, the company will be speaking at the following conferences. AeA Micro Cap Conference, May 7 and 8 in Monterey, California; the Sixth Annual JMP Securities Research Conference, May 21 in San Francisco, Craig-Hallum Institutional Investor Conference, May 23 in Minneapolis and the Cowen and Company 35th Annual Technology Conference, May 30 in New York City.
It is now my pleasure to hand the call over to Rich Arnold, Executive Vice President, Strategy and Corporate Development and Chief Financial Officer of Phoenix Technologies. Rich?

Richard Arnold, Executive Vice President, Strategy and Corporate Development and Chief Financial Officer

Thank you, Erica. Good morning to everyone and thank you for joining us for the Phoenix Technologies second quarter earnings call for fiscal year 2007. This is only the second full quarter of operations under our new strategy and management team, and our reported results reflect some important new understandings we’ve developed about our core business.
As indicated in this morning’s press release, our net revenues during the three months ended March 31, 2007 were $9.0 million. This represents a 7% decrease from the $9.7 million of net revenues reported in the quarter ended December 31 of 2006. Revenues for the year earlier period ended March 31 of 2006 were $23.1 million, but had included $14 million of revenue from fully paid up licenses which were discontinued in September 2006. I’ll have some comments later in this call about reduced reliance on customer product usage forecast; that significantly impacted our reported revenue for the March quarter.
On a GAAP basis, the net loss in the second quarter of fiscal 2007 were $6.0 million or $0.23 per share, compared with a net loss of $8 million or $0.31 a share for the first quarter of fiscal 2007, and a net loss of $3.2 million or $0.13 a share for the second quarter of fiscal 2006. On a non-GAAP basis in the second quarter of fiscal 2007, Phoenix reported a net loss of $3.5 million or $0.14 a share, which is $1.2 million or $0.04 per share improvement from the non-GAAP net loss of $4.7 million or $0.18 a share which the company had reported for the first quarter of fiscal 2007. In the second quarter of the previous year, the non-GAAP net loss was $1.8 million or $0.07 a share.
Total non-GAAP adjustments in the second quarter of fiscal 2007 were 2.5 million, and include non-cash stock compensation expense as required according to the statement of Financial Accounting Standards 123R as well as a restructuring charge of $0.9 million, covering costs associated with an office relocation. These non-GAAP adjustments are more fully described in a reconciliation between net loss on a GAAP basis and non-GAAP net loss provided in the financial statements which accompanied this morning’s press release.
Our reported revenue in the current quarter reflects a conclusion we’ve recently reached; that it’s no longer appropriate to continue to rely on customer forecast of their usage of our products, when reporting our revenue from volume purchase agreements. We based this decision on a recently completed detailed analysis of the reliability of such customer forecast, when compared to subsequently reported actual usage of our products.
For volume purchase agreements, the company recognizes revenue for units estimated to be consumed by the end of the following quarter, providing the company has been invoiced for such consumption prior to the end of the current quarter and provided all other revenue recognition criteria have been met. These estimates have historically been reported based on customer forecast. Actual usage which is subsequently reported by these same customers is regularly compared to the previous estimates to confirm the reliability of this method of determining projected consumption. Our examination of reports received from our customers in the past few weeks regarding their actual usage of our product during the period ended March 31, 2007 and a comparison of those usage reports to their previously provided forecast, has led us to the view that the customer forecast are no longer a sufficiently reliable indicator of future usage for us to continue to include such forecasted usage in current period revenue.
As a result of this decision, revenue from volume purchase agreements will now be recognized over the term of the contract period and revenue which may have been reported in the quarter prior to the forecast usage will generally now be held in deferred revenue at the close of the quarter, and will only be reported as revenue in subsequent periods.
Despite the reported decline in revenue, our sales performance this quarter reflects the continued successful execution of our new product and pricing strategy and the effects of the key operating decisions that were taken late in fiscal year 2006.
During the second quarter of fiscal 2007, we entered into several new large volume purchase agreements and we continued to serve other customers on the previously existing VPAs. These agreements are generally non-cancelable, set prices with a specific customer for a year in advance and have payment terms spread over a 9 to 12-month period. Under our accounting policies, only those payments that were due within 90 days are recorded on our books as either current revenue or deferred revenue. VPA fees for the payable beyond the 90 days are generally neither invoiced nor immediately recorded on the company’s financial statements.
As a result of sales achieved during the first quarter of fiscal 2007, the aggregate balance of the volume purchase agreements which have not yet been recorded as either revenue or deferred revenue was approximately $18.7 million. This reflects a net increase of $2 million from the VPA backlog as of December 31 of 2006. We continue to expect that these transactions are likely to be somewhat cyclical with a bias towards calendar year-end sales and hence towards higher unbooked amounts at the end of our early fiscal quarters than at the end of subsequent quarters in the fiscal year. So the current quarter’s increase is particularly pleasing to us.
We also ended the current quarter with deferred revenues of $9.8 million, an increase of $4.6 million from the balance at December 31 of 2006. I had stated last quarter that without increasing the use of volume purchase agreements, we do not expect to see growth in our deferred revenue balance in future periods. However, the cessation of reliance on forward usage estimates provided by our customers has caused a significant rise in this balance in the current period as certain revenue which would otherwise have been reported in the March period is now carried as deferred revenue and will only be reported as revenue during subsequent periods of the underlying contracts. Together with the VPA agreement backlog discussed earlier, we now have executed sales agreements which reflect $28.5 million of anticipated future revenue, an aggregate increase of $6.6 million from the $21.9 million total as of December 31 of 2006.
With this call, we will commence using the term bookings to describe the sum of reported revenue and the net change in our anticipated future revenue from executed agreements. Since revenue for the March quarter was $9 million and anticipated future revenue from executed agreements increased by $6.6 million, our bookings for the quarter were $15.6 million.
Net license revenues for the second quarter of fiscal year 2007 were $7.5 million. This represents a 5% decline from the $7.9 million of license revenue for the previous quarter ended December 2006. However, it reflects a combination of significantly increased sales bookings in the current period, offset by the cessation of reliance on customer forecast in calculating current period revenue. License revenue in the year earlier period was $21.8 million, but this had included $14 million of fully paid up license revenue.
Our service revenue for the second quarter of fiscal year 2006 was $1.6 million, which represents a $200,000 decline from the first quarter and a $300,000 increase from the second quarter of fiscal year 2006. The small decline from the December 2006 quarter relates principally to seasonality factors, such as end of calendar year contract terminations and the occurrence of the Chinese New Year holiday period during February, while the increase from the prior year principally reflects the effects of our revised sales and pricing policy.
Our gross margin percentage decreased from 74% in the December 2006 quarter to 73% in the quarter just ended. This percentage would have improved substantially had it not been for our cessation of reliance on customer forecast. Our services business had negative margin of approximately $0.5 million, which is a deterioration of $300,000 from the prior quarter and is mainly a result of the seasonality factors I mentioned earlier. In the March quarter of fiscal year 2006, our services margin was negative by approximately $1.5 million.
Total operating expenses decreased by $2.8 million, or 19% from $15.1 million in the first quarter of fiscal year 2006, to $12.3 million in the March quarter. R&D expenses were reduced by 5%, sales and marketing expenses dropped 35%, while G&A expenses increased by 4%, mainly as a result of costs associated with the Board’s review of strategic alternatives and the contested election of the Company’s annual meeting of shareholders. As was the case in the previous quarter, the overall reduction in operating costs reflects continuing successful implementation of our expense management program.
Our total expenditure, including both operating expense and cost of goods for the March quarter was $14.8 million, a 16% reduction from the $17.7 million spent in the December quarter, and the 40% reduction from the $24.6 million spent in the quarter ended March 2006. So our total expenses for the current quarter was slightly below our previously announced target of $15 million, despite the incurrence of unplanned expenses associated with the contested Board election, and $0.9 million in the restructuring charge that was associated with an expense reduction opportunity that we had not previously identified.
Included within the second quarter 2007 operating expenses are restructuring charges of approximately $0.9 million, predominantly related to costs associated with the relocation of our Tokyo office, which we undertook in order to reduce ongoing operating expense. This compares to $2.2 million in restructuring charges that are being taken in the fourth quarter of fiscal year 2006.
Headcount at the end of the March was 328, down slightly from the 334 we had onboard at the start of the quarter. We also had six employees leave the company as of 31 of March, so our head count on April 1 was 322, which is slightly lower than the target we had announced in November of 2006. With the restructurings in the final quarter of fiscal year 2006 and the first half of the current fiscal year, as well as other reductions in costs and operating expenses, we now believe that our total expenses for the third fiscal quarter including cost of goods sold should fall somewhat below our previously announced target of $15 million.
Turning now to the balance sheet and cash flow statement; our balance sheet remains strong with cash and short-term investment balances of $51.1 million at March 31. This is a small increase from the $50.6 million balance on December 31 of 2006, and reflects the fact that we managed to achieve slightly positive cash flow for the quarter. This result is well ahead of our prior expectations, and reflects a considerable turnaround from the $9.7 million of deficit cash flow in the previous quarter ended December 31 of 2006.
The current period result maybe difficult to repeat in the third fiscal quarter of 2007, since it includes marginally negative cash flow from operations that were more than offset by $1 million of proceeds from the exercise of stock options, perhaps a result of the unique combination of sizable staff reductions and an increasing stock price. It also reflects the effective and unusually successful effort to make timely collection of significant receivable balances from our customers.
Many of our customer contracts called for sizable payments, which are due at or near the end of each fiscal quarter. And thus payments which are received in the last days of the quarter will cause apparent improvements to our reported cash flow, while those delayed until early in the following quarter will result in apparent deterioration of cash flow. Provided, we are able to continue our success of timely collection from our customers, we now expect that our net negative cash flow for the full year will fall significantly below our original target of $15 million. We therefore, now expect that we will end the financial year on September 30 of 2007 with cash and equivalent balances in excess of $45 million.
I’d like to add as one final note; that as part of our cost management initiatives, we’ve simplified our cash investment activity and generally withdrawn from the use of direct investment in marketable debt securities in favor of the use of a single cash management fund. Investors will see this change reflected in a significant increase in our cash and equivalents balance during the second fiscal quarter and an approximately offsetting reduction in our holdings of marketable securities.
That concludes my comments on the financial results, and I’d now like to hand over to Woody Hobbs, our Chief Executive Officer. Woody?
Woodson Hobbs, President and Chief Executive Officer

Thank you, Rich. From my perspective, I hope our investors’ perspective as well; this has been an extraordinarily successful quarter for Phoenix Technologies. We significantly exceeded our internal expectations for sales and we controlled expenditures well, with the result that we have achieved positive cash flow well in advance of our fourth fiscal quarter target. The fact that we abandoned the use of customer forecast to calculate our reported revenue is a good thing, but unfortunately from this quarter it will diminish the appearance of our good works.
During the second quarter, our sales teams performed exceptionally well and continued to achieve material progress with the return-to-health that it started in Q1. Our sales bookings, which is the combination of revenue recognized plus the growth of our deferred revenue and backlog, at $15.6 million was significantly above our internal plans. The real story is our positive cash flow, which reflects our return to health. We expect little negative cash flow from here on out. We achieved key design wins for our SecureCore mobile products at Sony, Panasonic and Samsung. And we executed new volume purchase agreements with each of these important OEM customers.
We also completed new — additional new VPA agreements with several key ODM customers in Taiwan, so that although we are reporting unexpected revenues for this quarter, we are able to achieve substantial increases in both our deferred revenue and our unrecorded VPA backlog. This backlog growth is something we would normally only expect to achieve in our first fiscal quarter, which coincides with the calendar year-end. Our successes on these fronts and our progress and discussions with other customers and prospects continue to strengthen our confidence and our ability to re-monetize customers who had previously purchased fully paid-up licenses, which includes some of the globally significant OEMs.
We have set clear internal targets for this fully paid up license recovery and our sales and development teams both understand the efforts that will be required to achieve these goals and are confident of success. As many of you know, we believe that one important opportunity for long-term growth lies with the large OEMs who currently rely heavily on in-house BIOS teams. During the second quarter, we made some notable progress towards expanding our engagement with these prospects with our discussions covering not only our current firmware products, but also some of our newer engineering initiatives. While I am talking about customers and revenue, I think it’s important to note the special efforts we have undertaken this quarter to understand and address our customers’ need for service, timeliness and quality.
We have established some important goals for the development of service solutions that enable rapid deployment by our customers of new product models, even those which are highly customized. Our plan is to continually reduce customization time and costs for our customers and to continually improve the quality of our services to them in this regard.
During the second quarter, we centralized the management of our service teams under a new Vice President of Worldwide Customer Engineering, John Correia, who is reporting directly to me and will be managing our global rollout of these service enhancements as they are developed.
On the product development and engineering fronts, we successfully launched our new Phoenix SecureCore product during the March quarter. This product which enabled the important customer design wins I mentioned earlier continues our leadership in core system software by implementing an unique migration bridge to UEFI and EFI, the new modular ways of implementing BIOS.
SecureCore allows our customers to receive the benefits of UEFI and EFI while simultaneously conserving their multi-year investments in legacy mode BIOS functionality. SecureCore is our vehicle for supporting the next generation of chips and operating system. We demonstrated our continuing leadership in industry development and our full readiness for UEFI adoption by hosting a UEFI Plugfest at our headquarters in Milpitas during late February.
We also participated in multiple industry events in Taiwan hosted by Intel, AMD and Microsoft to demonstrate the readiness and capability of Phoenix to support new hardware and software being launched by our customers. During the second fiscal quarter we also made considerable progress towards the development of our virtualization solution and had highly encouraging discussions with our major silicon partners and with a number of our significant customers in this regard. We are fully on track for the initial release of this product later in this current calendar quarter — excuse me, during this current calendar year and are hopeful of generating our initial revenue from virtualization sales during fiscal year 2008.
We remain firmly committed to the view that the world needs easier to use, easier to maintain, less power consumptive and more secure computers and that Phoenix is a company that will provide the platforms to enable these developments by our partners and customers. After our discussions around the industry this quarter, we are more convinced than ever that our virtualization solutions will enable a revolutionary step forward in meeting these needs.
We were very pleased that we met all of our expense reduction targets during the second quarter and that we even found a few extra places to save some unnecessary cost. Our total spend was below our announced $15 million target, and this was despite some unexpected costs at the Board level and a write-off that arose as a result of our success of relocating the Tokyo office and more reasonably priced and reasonably sized space.
I believe the change in our revenue recognition to a more conservative approach is the right decision. Now revenue reporting will more closely approximate the timing of customer usage of our products. We continue to expect that our revenue in the second fiscal half will be about 50% greater than our first half and that the fourth quarter will be slightly larger than the third quarter. The main drivers of our revenue growth remain dramatically in our favor. Overall growth in the market for PCs generally and particularly for portable PCs were exceptionally strong, we see significant opportunities to penetrate portions of the market that have previously been served by in-house BIOS teams.
We are confident of renewing our revenue streams from long-term — several long-term customers who have previously had the benefit of fully paid-up licenses. And we are hopeful that our new product initiatives will increase our longer term average revenue per device. We are excited by the tremendous opportunities that this gives us to create long term value for our share holders.
I think the entire team at Phoenix deserves sincere thanks for a tremendously successful quarter, when we not only cemented our very rapidly — rapid restructuring and repositioning, but met and exceeded every sales and expense target that had been set. That concludes my comments, and I will now turn the call over to the operator to open the call for questions. Operator?

QUESTION AND ANSWER SECTION
Operator: Thank you Sir. [Operator instructions]. We’ll go first to Eric Martinuzzi with Craig-Hallum Capital.
<Q — Eric Martinuzzi>: Curious to know how your revenue would have changed had you not changed the policy?
<A — Richard Arnold>: Eric, I can’t give you an exact number, but I can point you to a very close approximation, which is the net increase in the deferred revenue. So the deferred revenue is where there is any invoiced or collected funds that were previously taken into revenue, but under the new interpretation will not come into revenue. And that went up —
<Q — Eric Martinuzzi>: There are moving pieces there with the volume purchase agreement impact on deferred revs?
<A — Richard Arnold>: That’s why I said I can’t give you an exact number. It’s very close to the 5.6 — sorry — to the increase that I announced in the speech there.
<Q — Eric Martinuzzi>: Okay, all right. And then the services margins here, we’ve got services cost basically flat, versus where we were in the prior quarter and yet the services sales line declining by more significant amounts than that. I understand you made some comments about — could you remind me what those were?
<A — Richard Arnold>: Well, there is two things there. One is that you pretty much lose February in Taiwan and the rest of the China market because of the New Year holiday. In terms of the revenue, it that doesn’t make your expense for that month go away. And the other is there is some sort of end of year contract termination where people have take it or lose it kind of contracts and you take a little bit in December. That increase is the seasonality between fourth quarter and first quarter. That will happen every year. There will be a slight seasonal decline in the first quarter; I mean the second fiscal quarter.
<Q — Eric Martinuzzi>: Okay. And then just shifting back to the guidance here, when you talk about a 50% increase in the second half of the year versus ‘07 that would imply little over 28 million in sales for Q3 and Q4, with Q4 being greater than Q3. Can you give us any greater clarity, I mean that we could be anywhere from 13 million in Q3 and 15 million in Q4 to 12 in Q3 and 16 in Q4, what sort of delta, we are obviously coming off a 9 million base here in the March quarter. What — how does the business grow?
<A — Richard Arnold>: Well, I think your numbers are pretty accurate and I wouldn’t want to guide you any tighter than that. We use the term slightly in describing how much fourth quarter is expected to be above third quarter, so I’d say that two quarters are going to be more similar than different.
<Q — Eric Martinuzzi>: Okay, thank you.
Operator: We will go next to Joan Tong with Sidoti & Company.
<Q — Joan Tong>: Good morning, a couple of questions here. First off, I just want to see if you can disclose the booking numbers for the December quarter. You said that March quarter is 15.6 million and what was that number for the December quarter, I just for like a sequential comparison purposes?
<A — Richard Arnold>: Yeah, Joan. I’m afraid I can’t do that. On the last call, I explained that when we went to this process of describing that backlog on VPA agreements that I explained that we could not give earlier period comparisons because of the use of FPUL agreements in prior period. So I can’t give you exactly that since we have never discussed nor really can I calculate what the VPA backlog was as of the end of December — at the end of September.
<Q — Joan Tong>: But going forward, that you would be like be able to talk about booking each quarter or some sort of traction?
<A — Richard Arnold>: Yes and what I have said in a number of meetings is that we hope that by giving you this information every quarter that after you’ve got a year of it then you can do a rolling 12 months book-to-bill ratio and the same kind of calculation one does for a non-fab semiconductor company.
<Q — Joan Tong>: Okay. And also can you just walk me through or may be help me understanding like a little bit more about this change that you have made here in terms of forecasting or recognizing revenue. Would that affect or would that be more revenue deferral at the end of the third quarter because of this change?
<A — Richard Arnold>: It roughly means that the carry over at the end of each quarter will be proportional to sort of the total annual rate of sales. So right now, we are carrying over 9. something in the deferred category and I don’t expect that number to increase materially.
<Q — Joan Tong>: Okay, great. And then for the VPAs that you signed this quarter, were there any FPULs that you successfully changed to VPAs? Were there — are there any like the VPAs that you signed were like FPULs in past?
<A — Woodson Hobbs>: Let me answer that Joan. Some of them are in the process of converting, meaning if they maybe able to ship some of the old products, the older generations of products under the old FPUL, but needs the new VPA to ship new product. And in fact we have that situation in a number of places right now.
<Q — Joan Tong>: Okay. And then maybe just talk about expense diluted, you are talking of marketing expenses. Just wonder how much of those are a function of revenue. It has a significant drop, and you mentioned about all, you had head count deductions, and that resulted in these sales and marketing expenses decline for the quarter. But how should we think about going forward. Let’s say — we are looking for maybe 14 million like, revenue in the June quarter, 17 in the September quarter. How would we think about sales and marketing expenses to go up as a function of revenue?
<A — Woodson Hobbs>: Well, I think marketing expenses are going to go up a little bit, because we are introducing new products, and we need to acquaint the market with the products. Sales expenses either will stay similar to where they are, or drop a little bit. We are still sort of right sizing, and making the sales organization exactly the right size for us, but it’s pretty close to what we want right now after the March changes, end of March changes.
<A — Richard Arnold>: I will just add to that that there is a component of the sales expense are commissions, and as the revenue grows, you will get growth in the commissions, but it’s a mere fraction of the revenue growth.
<Q>: Okay, thank you.
Operator: [Operator Instructions]. We’ll go to Bill Wang with Lehman Brothers.
<Q — Bill Wang>: Yes, I was hoping you could talk a little bit about your visibility into your service revenue line for Q3. Should we be looking for something that starts to grow off that Q1 level or maybe flat with Q2?
<A — Woodson Hobbs>: Its going to be flat to a little bit of growth and I think the key thing for us to do in the service area as we mentioned is really to improve our productivity and we want to simultaneously improve customer service. So, we’ve got a lot of work to do there. That’s why we brought in a new manager, some of it is related to R&D work that needs to be done to make the products easier to install and customize and so the — probably one of the last areas of bringing things in line will be our services group, and we are leaving out what we might consider overstaff certainly from a profitability standpoint in order to ensure that we continue high customer service, don’t cause any customer service problems, but we certainly expect some good improvement in both the revenue side and the productivity side by the end of this fiscal year.
<Q — David Wang>: Great, thanks.

Operator: We’ll go next to Sigmar Smith with Sigma Digital Lab.
<Q>: Yes. The question I have is you mentioned that there are some in-house company — in-house BIOS companies that you are considering. Just from the size of the market, what impact would that have if you could successfully sell your product to them?
<A — Richard Arnold>: The way we normally talk about this Sigmar is that of the total world’s production of computers, about half of them already use a Phoenix BIOS and about a third of them use BIOS that was developed in-house. The large ones there are of course HP, Dell and Toshiba; Apple being a smaller one that’s also in the similar category and we have given a number of signals over the last six months about our belief that we can with product quality, product differentiation of service levels penetrate into each of those accounts and potentially significantly over future years.
<A — Woodson Hobbs>: Might have, we have small amounts of business from all of those now and so except for Apple, and so we just want to increase our share in those markets. They are large companies — there is large parts of those companies we don’t have.
<Q>: Okay, thanks. I was just looking for the potential edge in the sales that you can achieve that way.
<A>: All right.
<Q>: Thanks.
<A>: Sure.
Operator: And with no further questions, that does conclude our conference. Thank you for your participation. Have a good day.
Company Representative

Thank you, operator.
Operator: Thank you sir, have a great day.
Company Representative

Bye-bye.